Exhibit 99.4

July 22, 2021

Cellebrite DI Ltd.

94 Shlomo Shmelzer Road

Petah Tikva 4970602, Israel

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation Statement

Cellebrite DI Ltd. (the “Company”) is filing a Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such service to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Nadine Baudot-Trajtenberg
Nadine Baudot-Trajtenberg

Signature Page to Director Consent to Reference